Exhibit 99.1

Contact:	Chris Papa
Post Properties, Inc.
(404) 846-5000

Post Properties Announces Prepayment of Secured Notes

ATLANTA, December 22, 2011 – Post Properties, Inc. (NYSE: PPS) (the “Company”), an Atlanta-based real estate investment trust, today announced that certain wholly-owned subsidiaries (the “Borrowers”) of its operating partnership, Post Apartment Homes, L.P., prepaid the aggregate outstanding principal amount of approximately $184.7 million on six multi-family fixed rate notes with the Federal Home Loan Mortgage Corporation. The notes were secured by mortgages on six properties located in Atlanta, GA, Charlotte, NC, and Dallas, TX. The notes required fixed interest-only payments at 6.09% and would have matured on November 1, 2014. The Borrowers also paid an aggregate $6.2 million prepayment premium in connection with the prepayment of the notes.

The Operating Partnership used $135 million of borrowings under its existing $300 million unsecured revolving line of credit and available cash to finance the prepayment of the notes and the payment of the related prepayment premium. Such line of credit borrowings will bear interest at a rate of LIBOR plus 2.30%. The Operating Partnership intends to refinance the amounts drawn under its revolving credit facility with an unsecured long-term bank financing during the first quarter of 2012.

The Company expects to record a loss on debt extinguishment of approximately $7.0 million, or approximately $0.13 per diluted share, in the fourth quarter of 2011 in connection with the prepayment premiums incurred and the write off of related unamortized deferred financing costs. This charge was not included in the Company’s previously reported Funds from Operations earnings guidance.

Said Chris Papa, Executive Vice President and Chief Financial Officer of the Company, “The prepayment of these notes and our anticipated unsecured long-term bank financing in the first quarter of 2012 is consistent with our strategy of reducing secured debt levels and borrowing costs over time and refinancing our near term debt maturities. In that regard, we were pleased that Moody’s Investor Service last week affirmed the Company’s senior unsecured credit rating of Baa3, and revised the Company’s outlook to positive from stable, reflecting the improvements that the Company has made to its credit profile.”

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding the future refinancing of amounts drawn under the revolving credit facility with unsecured long-term bank financing and expectations regarding a loss on debt extinguishment in the fourth quarter of 2011. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. There are a number of important factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements, including those included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and as may be discussed in subsequent filings with the Securities and Exchange Commission. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

About Post Properties

Post Properties, founded 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 21,658 apartment units in 58 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,568 apartment units in five communities currently under development. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.